Exhibit 4.1

EQUITY TRANSFER AGREEMENT

THIS EQUITY TRANSFER AGREEMENT (the “Agreement”) is entered into by and among the following parties on September 16, 2014:

(1)

IASPEC GEO INFORMATION TECHNOLOGY CO., LTD, a company organized in the People’s Republic of China, whose address is 2F, Block R2A, Gaoxin 7th Road, Nanshan District, Shenzhen, Guangdong 518000 (“Transferee”);

(2)

CHINA INFORMATION TECHNOLOGY, INC., a company incorporated in the British Virgin Islands, whose address is 21st Floor, Everbright Bank Building, Zhuzilin, Futian District, Shenzhen, Guangdong 518040 (“CNIT”);

(3)

SHENZHEN YUNCHAO SOFTWARE INTERNET CO. LTD., a company organized in the People’s Republic of China, whose address is 1702, Zhongyang Xigu Bldg., Binhe Ave., Futian District, Shenzhen, Guangdong 518000 (“Transferor”).

The Transferor, the Transferee and CNIT above shall be individually referred to as a “Party” and collectively referred to as the “Parties.”

RECITALS

WHEREAS, CNIT is a company incorporated in the British Virgin Islands with its ordinary shares, par value $0.01 per share (“Ordinary Shares”) being listed on the NASDAQ Global Select Market;

WHEREAS, Information Security Technology (China) Co., Ltd. is a wholly foreign owned enterprise organized and existing under the laws of the People’s Republic of China (“IST”), and whose all equity ownership is indirectly owned by CNIT;

WHEREAS, pursuant to certain contractual arrangements between IST and the Transferee, CNIT, through IST, maintains substantial control over the daily operations and financial affairs of the Transferee;

WHEREAS, Shenzhen Biznest Internet Software Co. Ltd. is a limited liability company organized and existing under the laws of the People’s Republic of China, and all of its equity ownership is owned by the Transferor (“Target”); and

WHEREAS, Transferee desires to purchase from Transferor and Transferor agrees to transfer to Transferee 100% of its equity ownership of Target. Upon completion of the transactions contemplated by this Agreement, Target will be wholly owned by Transferee.

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I     DEFINITIONS

1.1     Unless otherwise defined in this Agreement, the following terms shall have the meanings indicated as follow:

“Business Day” means any day except Saturday, Sunday and any day which is a federal legal holiday or a day on which banking institutions in the State of New York or Shenzhen, China are authorized or required by law or other governmental action to close.

“Closing Date” means the date on which the Parties have completed the modification registration of Target with the competent administration for industry and commerce to reflect the transactions contemplated by this Agreement.

“Governmental Authority” means any nation or government or any federation, province or state or any other political subdivision thereof; any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any government authority, agency, department, board, commission or instrumentality of the People’s Republic of China or any other country, or any political subdivision thereof, any court, tribunal or arbitrator, and any self-regulatory organization.

“Governmental Order” means any applicable order, ruling, decision, verdict, decree, writ, subpoena, mandate, precept, command, directive, consent, approval, award, judgment, injunction or other similar determination or finding by, before or under the supervision of any Governmental Authority.

“Laws” means any and all provisions of any constitution, treaty, statute, law, regulation, ordinance, code, rule, rule of common law, governmental approval, concession, grant, franchise, license, agreement, directive, requirement, or other governmental restriction or any similar form of decision of, or determination by, or any interpretation or administration of any of the foregoing by, any Governmental Authority, in each case as amended, and any and all Governmental Order.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, and any conditional sale or voting agreement or proxy, including any agreement to give any of the foregoing.

“RMB” means the legal currency of the People’s Republic of China.

ARTICLE II     EQUITY TRANSFER

2.1     Equity Transfer. Subject to the terms and conditions set forth in this Agreement, Transferor will sell, transfer and deliver all of the equity ownership of Target to Transferee. After such transfer, Transferee will own 100% equity interests in Target, free and clear of any Lien, in exchange for the Transaction Consideration (as defined below).

2.2     Target Books and Records. On or prior to the Closing Date, Target shall deliver all corporate official seals and other books and records of Target to Transferee, which delivery shall be confirmed by both Target and Transferee in writing. Such confirmation document shall constitute an exhibit to this Agreement after it is signed by a duly authorized representative of each Party and its respective corporate seal has been fixed to such document.

2.3     Profit and Loss. Any profit and loss earned or incurred prior to the Closing Date shall be retained by Transferor.

ARTICLE III     TRANSACTION CONSIDERATION AND PAYMENT

3.1     Transaction Consideration. The “Transaction Consideration” shall be RMB 92,128,000 (approximately $15,000,000). The Transferee shall pay the Transaction Consideration to Transferor as follows:

(a)     Subject to Section 3.2 hereof, certain amount of unregistered Ordinary Shares of CNIT with a value equal to RMB 46,064,000 (approximately $7,500,000). (“CNIT Shares”); and

(b)     RMB 46,064,000 (approximately $7,500,000) as immediately available funds (“Cash Consideration”).

3.2     Issuance of CNIT Shares.

(a)     CNIT shall issue and deliver 1,543,455 CNIT Shares to Transferor or its designees within 180 days following the date hereof, calculated as follows:

Total Share Value/20 Day Average Price, where

“Total Share Value” means RMB 46,064,000 (approximately $7,500,000), with a value equal to 50% equity interest in Target; and

“20 Day Average Price” means $4.859, representing the volume-weighted average closing price of Ordinary Shares traded on the NASDAQ Global Select Market for twenty consecutive trading days prior to the date hereof.

3.3     Cash Consideration. Transferee agrees to pay Cash Consideration by wire transfer to the account designated in writing by Transferor within 180 days following the date hereof.

ARTICLE IV     REPRESENTATIONS AND WARRANTIES

4.1     Representations and Warranties of Transferor. Transferor makes the following representations and warranties as of the date hereof and as of the Closing Date to Transferee and CNIT:

(a)     Corporate Existence and Power; Authorization. Transferor is a company duly organized, validly existing and in good standing under the laws of the People’s Republic of China. The execution, delivery and performance by Transferor of this Agreement and the consummation by Transferor of the transactions contemplated by this Agreement within the corporate powers of Transferor and have been duly authorized by all necessary corporate action on the part of Transferor. This Agreement has been duly executed and delivered by Transferor and constitutes a valid and legally binding obligation of Transferor, enforceable against it in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally the enforcement of, creditors’ rights and remedies or by other equitable principles of general application.

(b)     Ownership of Target. All of the equity interests in Target are legally owned by Transferor, free and clear of all Liens.

(c)     Disclosures. Transferor has provided Transferee and CNIT with all material information regarding Transferor and Target. All disclosures provided to Transferee and CNIT regarding Transferor and Target, or their respective businesses and the transactions contemplated hereunder, are true and correct in all material aspects and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(d)     Compliance. Transferor agrees to comply with and fulfil any and all of its obligations and covenants hereunder.

(e)     Unregistered Shares. Transferor understands that (i) the CNIT Shares have not been and will not be registered under the US Securities Act of 1933 (“Securities Act”) or any state securities laws, by reason of their issuance by CNIT in a transaction exempt from the registration requirements thereof and (ii) the CNIT Shares may not be sold unless such disposition is registered under the Securities Act and applicable state securities laws or is exempt from registration thereunder.

(f)     Investment Intent. Transferor is acquiring the CNIT Shares issuable to it under this Agreement as principal for its own account and not with a view to or for distributing or reselling such securities or any part thereof, without prejudice, however, to Transferor’s right at all times to sell or otherwise dispose of all or any part of such securities in compliance with applicable US federal and state securities laws. Transferor is acquiring the securities hereunder in the ordinary course of its business. Transferor does not have any agreement or understanding, directly or indirectly, with any person to distribute any of the CNIT Shares.

(g)     Investor Status. Transferor is not a registered broker-dealer under Section 15 of the US Securities Exchange Act of 1944. Transferor has such experience in business and financial matters that it is capable of evaluating the merits and risks of an investment in the CNIT Shares. Transferor acknowledges that an investment in the CNIT Shares is speculative and involves a high degree of risk.

(h)     General Solicitation. Transferor is not purchasing the CNIT Shares as a result of any advertisement, article, notice, meeting, or other communication regarding the CNIT Shares published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other general solicitation or general advertisement.

(i)     Access to Information. Transferor acknowledges that it has been afforded (i) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of CNIT concerning the terms and conditions of the offering of the CNIT Shares and the merits and risks of investing in the CNIT Shares; (ii) access to information about CNIT and its subsidiaries and their respective financial condition, results of operations, business, properties, management and prospects sufficient to enable it to evaluate its investment; and (iii) the opportunity to obtain such additional information that CNIT possesses or can acquire without unreasonable effort or expense that is necessary to make an informed investment decision with respect to the investment.

(j)     Reliance on Exemptions. Transferor understands that the CNIT Shares are being offered and sold to it in reliance upon specific exemptions from the registration requirements of US federal and state securities laws and that CNIT is relying upon the truth and accuracy of, and Transferor’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of Transferor set forth herein in order to determine the availability of such exemptions and the eligibility of Transferor to acquire the CNIT Shares. All of the information which Transferor has provided to CNIT is true, correct and complete as of the date hereof, and if there should be any change in such information prior to the Closing Date, Transferor will immediately provide CNIT with such information.

(k)     Regulation S. Transferor (i) acknowledges that the certificate(s) representing or evidencing the CNIT Shares contain a customary restrictive legend restricting the offer, sale or transfer of any CNIT Shares except in accordance with the provisions of Regulation S under the Securities Act (“Regulation S”), pursuant to registration under the Securities Act, or pursuant to an available exemption from registration, (ii) agrees that all offers and sales by Transferor of the CNIT Shares shall be made pursuant to an effective registration statement under the Securities Act or pursuant to an exemption from, or a transaction not subject to the registration requirements of, the Securities Act, (iii) represents that the offer to purchase the CNIT Shares was made to Transferor outside of the United States, and Transferor was, at the time of the offer and will be, at the time of the sale and is now, outside the United States, (iv) has not engaged in or directed any unsolicited offers to purchase the CNIT Shares in the United States, (v) is neither a U.S. Person nor a Distributor (as such terms are defined in Rule 902(k) and 902(d), respectively, of Regulation S), (vi) has purchased the CNIT Shares for its own account and not for the account or benefit of any U.S. Person (as such term is defined in Rule 902(k) of Regulation S), (vii) is the sole beneficial owner of the CNIT Shares and has not pre-arranged any sale with an investor in the United States, and (ix) is familiar with and understands the terms and conditions and requirements contained in Regulation S, specifically, without limitation, Transferor understands that the statutory basis for the exemption claimed for the sale of the CNIT Shares would not be present if the sale, although in technical compliance with Regulation S, is part of a plan or scheme to evade the registration provisions of the Securities Act.

4.2     Representations and Warranties of Transferee and CNIT. Each of Transferee and CNIT makes the following representations and warranties as of the date hereof and as of the Closing Date to Transferor:

(a)     Corporate Existence and Power; Authorization. Each of Transferee and CNIT is an entity duly incorporated or otherwise organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, with the requisite power and authority to own and use its properties and assets and to carry on its business as currently conducted. The execution, delivery and performance by each of Transferee and CNIT of this Agreement and the consummation by each of Transferee and CINT of the transactions contemplated by this Agreement are within the corporate powers of each of Transferee and CNIT and have been duly authorized by all necessary corporate action on the part of each of Transferee and CNIT. This Agreement has been duly executed and delivered by each of Transferee and CNIT and constitutes a valid and legally binding obligation of each of Transferee and CNIT, enforceable against it in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally the enforcement of, creditors’ rights and remedies or by other equitable principles of general application.

(b)     Compliance. Each of Transferee and CNIT agrees to comply with and fulfil any and all of its obligations and covenants hereunder.

Each Party acknowledges and agrees that any Party whose representations and warranties contain any untrue statement of a material fact (with or without fault) or omit to state a material fact that causes damages to another Party shall be responsible to provide an adequate remedy to the non-breaching Party.

ARTICLE V     COVENANTS OF PARTIES PENDING THE CLOSING

5.1     Covenants of Transferor. From the date hereof through the Closing Date,

(a)     Transferor will not, and will cause Target not to, do or cause to be done any of activities that may have adverse effect on the interests and value of assets of Transferee and CNIT;

(b)     Transferor will cause Target to conduct its business in the ordinary course and use commercially reasonable efforts to preserve substantially intact its business organization, keep available the services of its present officers and employees, and preserve in all material respects its present business relationships and goodwill;

(c)     Transferor will, and will cause Target to, provide each of the employees of Target who, as of the date hereof, remains in the active employment of the Target (the “Target Employees”) with a base salary or base wages, as applicable, incentive compensation opportunities, employee benefits (including retirement, severance and welfare benefits) and benefit plans and programs that are no less favorable in the aggregate than those provided to such Target Employee by Target immediately prior to the date hereof.

Notwithstanding anything to the contrary herein, nothing contained in this Section 5.1(c), whether express or implied, will be construed to require the continuation of the employment of any particular Target Employee after the Closing Date.

(d)     Transferor will not, and will cause Target not to transfer, gift or otherwise dispose of any business, property or assets of Target to a third party; and

(e)     Transferor will, and will cause Target to, obtain prior written consent of CNIT and Transferee before either Transferor or Target takes any material corporate action related to the business, property or assets of Target.

5.2     Covenants of Transferee and CNIT. From the date hereof through the Closing Date,

(a)     each of Transferee and CNIT will conduct its respective business in the ordinary course and use commercially reasonable efforts to preserve substantially intact its business organization, maintain its books and records in good order, keep available the services of its present officers and employees, and preserve in all material respects its present business relationships and goodwill;

(b)     each of Transferee and CNIT will comply with laws and regulations relevant to its assets, properties or business; and

(c)     each of Transferee and CNIT will promptly notify Transferor of the occurrence of any fact or circumstance which constitutes or results, or might reasonably be expected to constitute or result, in a material adverse effect on the transactions contemplated by this Agreement.

5.3     Covenants of Transferee and Transferor.

Within ten Business Days following the date hereof, Transferee and Transferor shall file the modification registration of Target with the competent administration for industry and commerce.

5.4     Confidentiality. Each of the Parties agrees to keep confidential all material non-public information provided to it in connection with this Agreement and the transactions contemplated hereunder by the other Party that is designated by the provider thereof as confidential, except to the extent that such information can be shown to have been (a) in the public domain through no fault of such Party, or (b) later lawfully acquired by the Party to which it was furnished from other sources, which source is not a representative of the other Party. Subject to the immediately preceding sentence, none of the Parties nor any of their respective affiliates, directors, officers, employees or agents will disclose the terms of the transactions contemplated hereunder at any time, currently, or on or after the Closing Date, regardless of whether the closing of the transactions contemplated hereunder takes place, unless compelled to disclose by judicial or administrative process or by other requirements of law or by the rules and regulations of, or pursuant to any agreement of a stock exchange or trading system. The receiving Party may use the confidential information only for the transactions contemplated hereunder. If necessary, each Party may disclose the information obtained from other Parties to its employees, agents, attorneys, accountants and professional advisors, in which instance such persons and any employees or agents of such party will be advised of the confidential nature of the terms of the transaction and will themselves be required by such party to keep such information confidential. In the case that the transactions contemplated hereunder are not consummated by the Outside Date (as defined below), upon the requests of the disclosing Party, the receiving Party shall return all originals, copies, reproductions and summaries of such confidential information.

ARTICLE VI     CONDITIONS

6.1     Conditions to the Obligations of the Parties. The obligations of all of the Parties to consummate the transactions contemplated by this Agreement are subject to the satisfaction of all the following conditions, unless otherwise waived by only with the written consent of the Party against whom such waiver is sought:

(a)     This Agreement and the transactions contemplated by this Agreement have been approved by the Board of Directors of each of Transferor, Target, Transferee and CNIT.

(b)     If required by applicable Law to consummate the transactions contemplated hereunder, the shareholders’ approval from each of the Parties shall have been obtained.

(c)     CNIT has taken all necessary measures to ensure that the issuance of CNIT Shares in compliance with applicable rules and regulations of US Securities and Exchange Commission and NASDAQ Stock Market.

(d)     The modification registration of Target with the competent administration for industry and commerce has been accepted and completed.

6.2     Further Action. After the date of this Agreement, each of the Parties will cooperate with the others and use all commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable under this Agreement to satisfy the conditions set forth under Section 6.1. None of the Parties shall take or cause to be taken any action to impede or prevent the satisfaction of such conditions.

ARTICLE VII     FORCE MAJEURE

7.1     Force Majeure. If any Party is rendered unable, wholly or in part by Force Majeure, to carry out its obligations under this Agreement, such Party shall give to the other Party, prompt written notice of the Force Majeure. Within 15 days after the occurrence of the Force Majeure event, the affected Party shall provide detailed information of the Force Majeure event with supporting documents issued by a notarization institute located at the area where the Force Majeure event occurred. Parties shall then discuss on whether to amend or terminate this Agreement.

7.2     No Liability. Neither Party to this Agreement shall be liable to the other Party for any delay in performing or failure to perform any of its obligations due to events of Force Majeure.

ARTICLE VIII     BREACH OF CONTRACT

8.1     Breach of Contract. Subject to Article 7, if any Party breaches any of its representations, warranties or covenants under this Agreement, or fails to perform any of its obligations under this Agreement timely and appropriately, such breach or failure shall constitute a breach under this Agreement and the breaching Party shall be liable for any damages caused by such breach in accordance with applicable laws.

8.2     Liabilities for Breach of Contract. The Party that does not breach this Agreement shall have the right to require the breaching Party to rectify or take remedial actions promptly after such breach, and if the breaching Party fails to rectify its breaching activities within the agreed period, the non-breaching Party has the right to require the breaching party to compensate all the losses caused to the non-breaching Party, including but not limited to, accounting expenses, financial advisor fees and legal fees in connection with the transactions contemplated by this Agreement.

ARTICLE IX     GOVERNING LAW AND SETTLEMENT OF DISPUTES

9.1     Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed and enforced in accordance with the laws of the People’s Republic of China.

9.2     Dispute Settlement. Any dispute arising out of or relating to this Agreement shall be settled by friendly negotiation and discussion. If no agreement is reached through friendly negotiation and discussion, the Parties agree to irrevocably submit such dispute to Shenzhen Court of International Arbitration for arbitration in accordance with its rules then in effect. The award of the arbitral tribunal shall be final and binding upon the parties thereto.

9.3     Continuous Performance. During the course of the arbitral tribunal’s adjudication of the dispute, this Agreement shall continue to be performed except with respect to the part in dispute and under adjudication.

ARTICLE X     MISCELLANEOUS

10.1     Amendment, Supplement and Termination. This Agreement may not be amended, altered or modified except by a subsequent written document signed by all Parties. Any supplement to this Agreement shall be made by the Parties in writing. The supplements duly executed by each Party shall be deemed as an integral part of this Agreement. In case of any inconsistency or conflict between this Agreement and the supplement, the supplement shall prevail. This Agreement may be terminated prior to the Closing Date by written agreement of the Parties. If required, such amendment or termination shall be submitted to relevant government authorities for approval.

10.2     Outside Closing Date. In the event that the closing of the transactions contemplated hereunder has not occurred by a date which is 365 calendar days after the date hereof (“Outside Date”), this Agreement shall be terminated automatically.

10.3     Expenses. Except as otherwise expressly set forth herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereunder, including but not limited to, financial advisor fees, legal fees and taxes, will be paid by the party incurring such cost or expense.

10.4     Notice. Any notice required or permitted pursuant to this Agreement shall be given in writing and will be deemed given: (a) if delivered personally on the date of delivery; (b) if by facsimile, on the date that transmission is confirmed electronically; (c) if by mail, five Business Days following the mailing date.

10.5     Further Assurance. Each Party will execute and deliver such documents and take such action, as may reasonably be considered within the scope of such Party’s obligations hereunder, necessary to effectuate the transactions contemplated by this Agreement.

10.6     Languages and Copies. This Agreement is written in both Chinese and English with the same legal effect, and in the event of any discrepancies between them, the Chinese version shall prevail. This Agreement is executed in five copies; each Party holds one copy and the remaining copies shall be filed with relevant government authorities. Each copy has the same legal effect.

10.7     No Waiver. No failure or delay on the part of any Party in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

10.8     Severability. A determination by a court or other legal authority that any provision that is not of the essence of this Agreement is legally invalid will not affect the validity or enforceability of any other provision hereof. The Parties will cooperate in good faith to substitute (or cause such court or other legal authority to substitute) for any provision so held to be invalid a valid provision, as alike in substance to such invalid provision as is lawful.

10.9     Entire Agreement. This Agreement together with all schedules and exhibits hereto, constitute the entire agreement among the Parties and supersedes all prior agreements and understandings (oral or written) with respect to the subject matter hereof, and no Party shall be liable or bound to any other Party in any manner by any warranties, representations, or covenants except as specifically set forth herein or therein.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

TRANSFEREE:

iASPEC Geo Information Technology Co., Ltd.

By: /s/ Jianhuai Lin
Name: Jianghuai Lin
Title: President

TRANSFEROR:

Shenzhen Yunchao Software Internet Co. Ltd.

By: /s/ Dongwei Gao
Name: Dongwei Gao
Title: Executive Director

CNIT

China Information Technology, Inc.

By: /s/ Jianghuai Lin
Name: Jianghuai Lin
Title: Chief Executive Officer